Exhibit 99.1

MEDCATH CONTACTS:
Ed French, President and Chief Executive Officer
James E. Harris, Chief Financial Officer
704-708-6600 (Office)
CARONDELET HEALTH NETWORK CONTACTS:
Letty Ramirez, Vice President, Marketing and Planning
520-872-7061 (Office)
520-349-1845 (Public Relations Cell)
MEDCATH CORPORATION AGREES TO SELL INTEREST IN TUCSON
HEART HOSPITAL TO CARONDELET HEALTH NETWORK
CHARLOTTE, N.C. and TUCSON, Ariz., June 20, 2006—MedCath Corporation (Nasdaq: MDTH) and Carondelet Health Network jointly announced today that the two parties have entered into an agreement, subject to the fulfillment of certain conditions, which will result in Carondelet Health Network purchasing the 58.8 percent of the Tucson Heart Hospital owned by MedCath. Currently, Carondelet Health Network owns 20 percent of the facility and physician partners own 21.2 percent. At the conclusion of this transaction, Carondelet will own 78.8 percent of the heart hospital.
Founded in 1997, Tucson Heart Hospital is a 58-bed, hospital providing comprehensive heart care for the Tucson community. Carondelet Health Network ownership of the Tucson Heart Hospital resulted from a 1999 transaction. Carondelet Health Network is a comprehensive Catholic, non-profit healthcare system comprised of three acute care hospitals, totaling 733 acute care beds, outpatient facilities, and a fifteen multi-site location Carondelet Medical Group. MedCath, headquartered in Charlotte, N.C., is a healthcare provider focused on the diagnosis and treatment of cardiovascular disease. Upon completion of the pending transaction, MedCath will own interest in and operate eleven hospitals in eight states with a total of 667 licensed beds.
In making the announcement, Ed French, President and CEO of MedCath said, “MedCath and Carondelet Health Network, in collaboration with physician partners, have for the past several months evaluated the strategic direction of the Tucson Heart Hospital in the context of strengthening the network relationship with Carondelet Health Network. We jointly concluded that the full integration of Tucson Heart Hospital into the

Carondelet Health Network would strengthen the heart hospital’s ability to meet the community’s growing healthcare needs.”
Sally Jeffcoat, President and CEO of Carondelet Health Network said, “The integration of Tucson Heart Hospital as a member of our health network will enhance our mission to serve the needs of the community, provide comprehensive services and outreach through the integration of our clinical programs, resources and facilities. We value our historical partnership with Tucson Heart Hospital, and are enthusiastic about working with our partners, employees and community physicians to continue to provide exceptional heart care to our community.”
In speaking to the strategic value of this transaction, French adds, “Our national development pipeline is robust. This transaction will strengthen our balance sheet and diversification efforts in other existing properties and new properties to facilitate a growth strategy to which we committed earlier this year.”
Terms of the transaction are not disclosed pending completion of a Definitive Agreement, satisfaction of customary closing conditions and closing, which are expected to take place within 90 days.
MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on the diagnosis and treatment of cardiovascular disease. MedCath focuses on the serving the unique needs of patients suffering from cardiovascular disease. Upon completion of the pending divestiture of its ownership in Tucson Heart Hospital, MedCath will own interests in and operate eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states. www.medcath.com
Carondelet Health Network, located in Tucson, Arizona, is a Catholic, non-profit healthcare system dedicated to responding to the healthcare needs of Southern Arizonans. Founded by the Sisters of St. Joseph of Carondelet, Carondelet facilities include Carondelet St. Mary’s Hospital and Carondelet St. Joseph’s Hospital (both awarded “100 Top Hospitals”), Carondelet Holy Cross Hospital in Santa Cruz County, and the 75 physicians and care providers at 15 Carondelet Medical Group locations. Carondelet Health Network has provided healthcare services for more than 125 years, is dedicated to Healthcare That Is Safe, Healthcare That Works, and Healthcare That Leaves No One Behind. Carondelet Health Network is a member of Ascension Health. More information is available at www.carondelet.org.
Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although MedCath believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. MedCath’s actual results could differ materially from those projected in these forward-looking statements. MedCath does not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

These various risks and uncertainties are described in detail in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations- Risk Factors and Forward Looking Statements” in MedCath’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006. A copy of this report is available on the Internet sites of the Securities and Exchange Commission at http://www.sec.gov.
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